Exhibit 8.1
June 7, 2019
RPT Realty
19 W 44th Street
Suite 1002
New York, NY 10036

Re:    Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to RPT Realty, a Maryland real estate investment trust (the “Company”) formerly known as Ramco-Gershenson Properties Trust and RGPT Trust, the successor in interest to Ramco-Gershenson Properties Trust, a Massachusetts business trust originally known as RPS Realty Trust, in connection with the filing with the Securities and Exchange Commission (the “Commission”) on June 7, 2019, of a Registration Statement on Form S-3 ASR (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company may offer, from time to time, common shares of beneficial interest, preferred shares of beneficial interest, debt securities, depositary shares, warrants (exercisable for common or preferred shares of beneficial interest), rights (exercisable for common or preferred shares of beneficial interest or other securities), and any combination thereof. This opinion letter, regarding certain U.S. federal income tax matters, is being delivered to the Company pursuant to the Company’s request.

We have also acted as counsel to the Company in connection with the preparation of the section captioned “Certain U.S. Federal Income Tax Considerations” in the Prospectus (as defined below).

In rendering the opinions stated below, we have examined and, with your consent, relied upon the following documents:

(i)	RGPT Trust Declaration of Trust dated October 2, 1997;

(ii)	RGPT Trust Articles of Amendment and Restatement of Declaration of Trust dated October 2, 1997;

(iii)	RGPT Trust Articles Supplementary dated October 2, 1997;

(iv)	Ramco-Gershenson Properties Trust Articles Supplementary dated November 8, 2002;

(v)	Ramco-Gershenson Properties Trust Articles Supplementary dated May 28, 2004;

(vi)	Ramco-Gershenson Properties Trust Articles Supplementary dated June 8, 2005;

(vii)	Ramco-Gershenson Properties Trust Articles of Amendment dated June 8, 2005;

(viii)	Ramco-Gershenson Properties Trust Articles Supplementary dated December 12, 2007;

(ix)	Ramco-Gershenson Properties Trust Articles Supplementary dated March 31, 2009;

(x)	Ramco-Gershenson Properties Trust Articles Supplementary dated September 8, 2009;

(xi)	Ramco-Gershenson Properties Trust Articles of Amendment dated June 8, 2010;

(xii)	Ramco-Gershenson Properties Trust Articles of Restatement dated June 8, 2010;

(xiii)	Ramco-Gershenson Properties Trust Articles Supplementary dated April 5, 2011;

(xiv)	Ramco-Gershenson Properties Trust Articles Supplementary dated April 28, 2011;

(xv)	Ramco-Gershenson Properties Trust Articles of Amendment dated September 21, 2012;

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(xvi)	Ramco-Gershenson Properties Trust Articles of Amendment dated July 31, 2013;

(xvii)	RPT Realty Articles of Amendment dated November 9, 2018;

(xviii)	The Limited Partnership Agreement of RPT Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), as amended to the date hereof (the “Partnership Agreement”);

(xix)	The Registration Statement and the base prospectus filed as part of the Registration Statement (the “Prospectus”);

(xx)	A letter of even date to us from [Brian Harper], Chief Executive Officer of the Company, containing certain written representations and covenants of the Company (“Certificate of Representations”); and

(xxi)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent and without independent investigation, that:

(i)
the documents referred to above are original documents, or true and accurate copies of original documents, and have not been subsequently amended, and each of them has been duly authorized, executed, and delivered;

(ii)	the signatures on each original document are genuine;

(iii)	where any such document required execution by a person, the person who executed the document had proper authority and capacity;

(iv)	all representations and statements set forth in such documents are and will be true and correct;

(v)	where any such document imposes obligations on a person or entity, such obligations have been or will be performed or satisfied in accordance with their terms;

(vi)	the Company is a Maryland real estate investment trust validly existing and in good standing under the laws of the State of Maryland;

(vii)	the Company has the requisite power and authority, under Maryland law, to own and lease any properties owned and leased by it and to carry on its business as is now being conducted by it;

(viii)
during its taxable year ended December 31, 2018 and subsequent taxable years, the Company has operated and will continue to operate in a manner that has made and will make the representations and covenants contained in the Certificate of Representations true for such years, without regard to any qualifications as to knowledge and belief;

(ix)
the Company will not make after the date of this opinion any amendments to its organizational documents that would adversely affect the Company’s qualification as a real estate investment trust (“REIT”) under the Code for any taxable year; and

(x)	no action will be taken after the date hereof by the Company that would have the effect of altering the facts upon which the opinions set forth below are based.

Our opinions are also based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Maryland; (ii) the Company has been and will continue to be operated in the manner described in the relevant organizational documents; (iii) the Operating Partnership has been and will continue to be operated in accordance with the laws of the State of Delaware; and (iv) the Operating Partnership has been and will continue to be operated in the manner described in the Partnership Agreement.

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We have not independently verified all of the representations, facts or assumptions set forth in the documents referred to above or any other documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all facts stated therein. We have also relied on the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Certificate of Representations and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT under the Code. Without limiting the foregoing, we have assumed that all statements and descriptions of the Company’s past and intended future activities in the Certificate of Representations are true and correct, and that all representations and covenants that speak in the future, or to the intention or expectation or belief or knowledge of any person(s), are and will be true, correct and complete as if made without such qualification. Where the factual representations and covenants in the Certificate of Representations use terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed those terms (along with such other elements of those representations and covenants as we have deemed appropriate) with the individual making such representations and covenants. We are not aware of any facts that are inconsistent with the representations and covenants contained in the Certificate of Representations.

In rendering the opinions stated below, we have also relied on the Code, Regulations, published rulings of the Service, and other relevant authority. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinions stated herein. In addition, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues will not hold contrary to such opinions. Regulations or administrative interpretations have not been issued with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that Regulations under, or administrative interpretations of, the Code will not be issued or adopted in a way that will prevent the Company from qualifying as a REIT under the Code.

Moreover, the opinions set forth below represent our conclusions based upon the documents, facts, assumptions, representations and covenants referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions, representations or covenants, could affect the opinions stated herein.

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Certificate of Representations, and the factual matters discussed in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

1.
Since the commencement of the Company’s taxable year that began January 1, 2018 the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification.

2.	The description of the law and the legal conclusions contained in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations” is correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations and covenants set forth in the Certificate of Representations. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Certificate of Representations. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and which we may not have reviewed.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Accordingly, other than as expressly stated above, we express no opinion as to any other U.S. federal income tax issue

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or matter relating to the Company. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. We undertake no obligation to update the opinions expressed herein after the date of this opinion letter.
This opinion is issued to you in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our express written consent. We consent to the filing of this opinion as an exhibit to such Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ HONIGMAN LLP

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